EXHIBIT 99.1

[PHARMOS CORPORATION LOGO]	FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Benefits from Milestone Achieved by Bausch & Lomb’s FDA Approval for Zylet™

Iselin, NJ, December 15, 2004 - Pharmos Corporation (Nasdaq: PARS) announced today that Bausch & Lomb, its previous marketing partner, received approval from the U.S. Food and Drug Agency (FDA) of its New Drug Application (NDA) for Zylet™ as an opthalmic anti-inflammatory/antiobiotic combination product. The product is part of the lotepredenol etabonate business acquired by Bausch & Lomb from Pharmos in 2001. Zylet is a combination of anti-inflammatory and antibiotic components (0.5% lotepredenol etabonate and 0.3% tobramycin) to treat steroid-responsive inflammatory ocular conditions for which a corticosteroid is indicated and where superficial bacterial ocular infection or a risk of infection exists.

Zylet is the third product containing loteprednol etabonate approved by the FDA. Lotemax® and Alrex® have been marketed since 1998 as a result of three previous NDA approvals. Zylet represents the final product resulting from the Company’s an earlier collaboration with Bausch & Lomb. Pharmos expects to receive a milestone payment from Bausch & Lomb within six months, the net amount of which will be calculated after accounting for certain expenses and fees.

Gad Riesenfeld, Ph.D., President and COO, said, “We are pleased the R&D and regulatory collaboration with Bausch & Lomb has led to this approval. This is the fourth NDA approval based on Pharmos’ proprietary ophthalmic technology that was sold to Bausch & Lomb in 2001. It is gratifying that the activity and safety profile of loteprednol etabonate has generated three commercial pharmaceutical products.”

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular, neurological and inflammation-based disorders. The Company’s first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are being studied in pre-clinical programs targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.:	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel:	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

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